UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2014

THE FIRST BANCORP, INC.
(Exact name of Registrant as specified in charter)
MAINE
(State or other jurisdiction of incorporation)

0-26589	01-0404322
(Commission file number)	(IRS employer identification no.)

Main Street, Damariscotta, Maine	04843
(Address of principal executive offices)	(Zip Code)

(207) 563-3195
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is
intended to simultaneously satisfy the filing obligations
of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.	Page 1
Signatures	Page 2

Section 5 - Corporate Governance and Management

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The First Bancorp, Inc. (Nasdaq: FNLC) today announced the definitive retirement date for Daniel R. Daigneault, Chief Executive Officer of the Company and its wholly-owned banking subsidiary, The First, N.A. (the “Bank”). Mr. Daigneault will retire as President, Chief Executive Officer and Director of the Company and Chief Executive Officer and Director of the Bank on January 2, 2015.

On May 20, 2014, the Company announced Mr. Daigneault’s intent to retire and he stepped down as President of the Bank on June 1, 2014. He was succeeded as President of the Bank by Tony C. McKim, formerly Executive Vice President and Chief Operating Officer of the Bank. Mr. McKim will assume the responsibilities and title of President and Chief Executive Officer of the Bank and the Company on January 2, 2015.

Upon his retirement, Mr. Daigneault will have been the longest-serving Chief Executive Officer in the Bank’s 150-year history. The First, N.A. was originally chartered as The First National Bank of Damariscotta in 1864 and is the eighteenth-oldest national bank in the United States. During Mr. Daigneault’s two-decade tenure, the Bank has expanded from four locations in Lincoln County to 16 locations spanning Lincoln, Knox, Hancock, Washington and Penobscot Counties. Total assets have increased $1.3 billion - from less than $200 million to nearly $1.5 billion - with growth of nearly $800 million in the loan portfolio and more than $400 million in the investment portfolio. Annual net income in 1993 was less than $2 million compared to $13 million in 2013, an increase of more than $11 million or 665%.

Since Mr. Daigneault joined the Company in 1994, earnings have totaled more than $170 million on a cumulative basis and more than $80 million of earnings have been paid out in dividends to shareholders. The market capitalization of the Company’s stock increased $175 million, or more than 1,500%, from $11 million at December 31, 1993, to $186 million at December 31, 2013. During the same period, the compound annual growth rate of the Company’s stock with dividends reinvested was 16%, with a 20-year total return in excess of 1,900%. In contrast, the S&P 500 had a compound annual growth rate with dividends reinvested of 9% and a total return of nearly 500% over the same period.

In recognition of the Company’s exceptional performance under Mr. Daigneault’s leadership, the Company has entered into an executive deferred compensation agreement which provides Mr. Daigneault with $170,000 annually for two years, beginning in 2015. In addition, the Company accelerated to January 2, 2015, the vesting date on two prior grants to Mr. Daigneault of the Company’s restricted stock - a grant of 3,700 shares with an original vesting date of January 23, 2015, and a grant of 2,549 shares with an original vesting date of February 10, 2016. Mr. Daigneault will also continue to receive coverage equivalent to that provided to other employees under the Company’s health insurance plan during 2015 and 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCORP, INC.

By: /s/ F. STEPHEN WARD

F. Stephen Ward
Executive Vice President & Chief Financial Officer

Dated: September 30, 2014